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                                                                                                     EXHIBIT 11

                                     MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
                                   STATEMENT RE COMPUTATION OF NET INCOME PER SHARE
                               Three and Six Month Periods Ended June 30, 2000 and 1999
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                                                        Three Months Ended                    Six Months Ended
                                                             June 30,                             June 30,
                                                  --------------------------------     --------------------------------
                                                       2000               1999              2000               1999
                                                       ----               ----              ----               ----
                                                            (In thousands of dollars, except per share data)

BASIC EARNINGS PER SHARE
Average common shares outstanding                      105,924            109,059           105,887            109,031
                                                  =============      =============     =============      =============
Net income                                        $    136,103       $    112,934      $    263,323       $    213,352
                                                  =============      =============     =============      =============
Basic earnings per share                          $       1.28       $       1.04      $       2.49       $       1.96
                                                  =============      =============     =============      =============

DILUTED EARNINGS PER SHARE

Adjusted shares outstanding:
  Average common shares outstanding                    105,924            109,059           105,887            109,031
  Net shares to be issued upon exercise of
    dilutive stock options after applying
    treasury stock method                                  921              1,195               987              1,098
                                                  -------------      -------------     -------------      -------------
  Adjusted shares outstanding                          106,845            110,254           106,874            110,129
                                                  =============      =============     =============      =============
Net income                                        $    136,103       $    112,934      $    263,323       $    213,352
                                                  =============      =============     =============      =============
Diluted earnings per share                        $       1.27       $       1.02      $       2.46       $       1.94
                                                  =============      =============     =============      =============
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